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Prospectus Supplement No. 1                     Filed Pursuant to Rule 424(b)(3)
dated December 14, 2000                         SEC File No. 333-49092
(To Prospectus dated November 24, 2000)

                               RADISYS CORPORATION
                                  $100,000,000

 5 1/2% Convertible Subordinated Notes Due 2007 and the Common Stock Issuable
                          upon Conversion of the Notes

     This is a supplement to the Prospectus dated November 24, 2000 (File No. 333-49092) filed by RadiSys Corporation. Any cross references in this Prospectus Supplement No. 1 refer to portions of the Prospectus.

     The purpose of this Prospectus Supplement No. 1 is to supplement the information set forth in the Prospectus regarding the selling securityholders. The table below includes for each additional selling securityholder:

     - its name;
     - principal amount of notes beneficially owned as of December 7, 2000 that may be offered and sold using the Prospectus;
     - principal amount of notes beneficially owned as of December 7, 2000 shown as a percentage of notes outstanding;
     - number of shares of the underlying common stock that may be offered and sold using the Prospectus; and
     - number of shares of the underlying common stock shown as a percentage of RadiSys common stock outstanding.

     All of the information regarding beneficial ownership set forth below was furnished to us by the selling securityholders named below. The aggregate principal amount of notes shown to be beneficially owned by the additional selling securityholders named below, when added to the aggregate principal amount of notes shown to be beneficially owned by the selling securityholders named in the table contained in the Prospectus, may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act of 1933 since the dates as of which the selling securityholders named in the Prospectus provided to us the information regarding their notes.

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


                                                    Principal                                    Number of
                                                    amount of                                    shares of
                                                      notes                                        common            Percentage of
                                                  beneficially           Percentage of           stock that              common
                                                   owned that                notes                 may be                stock
      Name of selling securityholder               may be sold            outstanding             sold(1)            outstanding(2)
------------------------------------------      -----------------     -------------------     ----------------     -----------------
Bank Austria Cayman Island, Ltd.                $    2,720,000               2.72%                      40,115             *

Credit Suisse First Boston Corporation          $    4,750,000               4.75%                      70,055             *

Ramius Capital Group Holdings, LLC              $      680,000                 *                        10,028             *

Ramius Capital Group Latitude Master            $      100,000                 *                         1,474             *
Fund, Ltd.

---------------
*Less than 1%


(1) Assumes conversion of all of the holder's notes at a conversion price of $67.8038 per share of common stock. This conversion price, however, will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.


(2) Calculated based on Rule 13d-3(d)(1) of the Exchange Act using 17,349,611 shares of common stock outstanding as of December 6, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. We did not assume, however, the conversion of any other holder's notes. None of the selling securityholders named above beneficially owns any of our common stock other than the common stock issuable upon conversion of the notes.

     The selling securityholders named above may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the date as of which the information in the above table was supplied to us. Information about the selling securityholders named above may change over time. Any changed information will be set forth in prospectus supplements, if required.

     Because the selling securityholders named above may offer some or all of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of this offering. See "Plan of Distribution."

       The date of this Prospectus Supplement No. 1 is December 14, 2000.



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